EXHIBIT 99.1

n e w s r e l e a s e

9601 Wilshire Blvd., Suite 220, Beverly Hills, CA 90210 Tel 310.887.6400 Fax 310.887.3410

http://www.kennedywilson.com

Contact:	Freeman A. Lyle
Executive Vice President – Chief Financial Officer
Tel: (310) 887-6453 Fax: (310) 887-6414

FOR IMMEDIATE RELEASE

KENNEDY WILSON ANNOUNCES PLANS TO DEREGISTER WITH THE SEC

Beverly Hills, CA (October 11, 2004) – Kennedy-Wilson, Inc. (Nasdaq: KWIC), a real estate investment and services firm, announced today that it intends to file a Form 15 on November 1, 2004 with the Securities and Exchange Commission (the “SEC”) to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended. The Company expects the deregistration to become effective within ninety (90) days of the filing with the SEC.

Upon the filing of the Form 15, the Company’s obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately cease. In addition, the Company’s shares will no longer be listed on The NASDAQ National Market. The Company anticipates that its shares will be traded over the counter on the Pink Sheets, but can make no assurances that any broker will make a market in the Company’s common stock. The “Pink Sheets” is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://www.pinksheets.com/. The Company intends to continue to report to its stockholders in accordance with Delaware law. In addition, the Company presently intends to report its quarterly and annual financial results on its website as well as in press releases.

William J. McMorrow, Kennedy-Wilson’s Chairman of the Board and Chief Executive Officer, said “After extensive and thoughtful discussion, the Company’s Board of Directors has determined that the increasing financial cost and commitment of management’s time to ever increasing regulatory requirements have become an excessive burden that will only grow over time. We believe the Company and our stockholders are much better served by applying these financial and management resources to creating value for our stockholders. Indeed, we are confident that freeing up these resources will allow us to better execute both tactical and strategic plans, thus optimizing our growth potential.”

Kennedy-Wilson is a real estate investment and services firm. The Company was founded in 1977 and is headquartered in Beverly Hills, with five regional offices and operations in 18 states. Kennedy-Wilson is an investor and manager of value-added investments, including commercial and industrial properties, apartments, and discounted note portfolios. The Company acquires properties both in partnership with institutional investors and in wholly-owned projects. Kennedy-Wilson also offers clients a comprehensive array of real estate services, including property management, leasing, asset management, brokerage and development.

This release contains forward-looking statements as well as historical information. Statements of goals and strategies and words such as “plan”, “believe”, “anticipate”, “expect”, “objectives”, “forecast”, and “predict” and other similar words are intended to identify forward-looking statements. These forward looking statements are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and involve risks, uncertainties and other factors that may cause the Company’s actual results, performance, or financial condition to be materially different from any results, performance, or financial condition suggested by the statements in this release.